EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Third Quarter 2022 Financial Results

MIAMI, Nov. 08, 2022 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the third quarter ended September 30, 2022 and provided a business update.

Highlights:

  GAAP net loss of $(295.4) million or EPS of $(0.70) and Adjusted Net Loss of $(268.3) million or Adjusted EPS of $(0.64).1
  Reached positive Adjusted EBITDA milestone in the third quarter of 2022.
  Sequential Occupancy improvement to approximately 82% in the quarter, consistent with guidance.
  Total revenue per Passenger Cruise Day exceeded expectations, increasing approximately 14% in the third quarter of 2022 compared to the same period in 2019.
  On track to generate positive Adjusted Free Cash Flow in the fourth quarter of 2022.
  2023 cumulative booked position equal to record 2019 levels at significantly higher pricing.
  Reaffirm expectation for record Adjusted EBITDA and record Net Yield for FY 2023.

“We are demonstrating continued positive momentum as we consistently reach key operational and financial milestones, including positive Adjusted EBITDA in the third quarter for the first time since the start of the pandemic. The underlying fundamentals of our business and our target upmarket consumer remain strong and our strategy of focusing on maximizing long-term, sustainable profitability is working as intended, evidenced by our 2023 booked position which is equal to 2019’s record levels and at record pricing,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “We believe we are uniquely positioned within the cruise space to unlock value for our stakeholders given our dominance as the leading operator in upscale experiences, our sizeable yet nimble 29-ship fleet, our industry-best growth profile and our differentiated go-to-market strategy of market-to-fill and value-add bundling.”

Operations Update

The Company continued its phased ramp-up in the third quarter focusing on maximizing long-term pricing, which resulted in a 17-point improvement in Occupancy to approximately 82%, consistent with previously outlined expectations. The Company continues to expect quarterly Occupancy levels to increase and reach historical levels for the second quarter of 2023. Given fourth quarter Occupancy is typically lower due to seasonality, we expect Occupancy to be in the mid-to-high 80 percent range, but with the gap versus 2019 levels expected to further narrow.

Strong ticket pricing and onboard revenue generation resulted in better-than-expected total revenue per Passenger Cruise Day which was up approximately 14% in the third quarter of 2022 versus 2019, higher than guidance for a high-single digits increase and despite the impact of the Russia-Ukraine conflict on premium-priced Baltic itineraries. For the fourth quarter of 2022, the Company expects total revenue per Passenger Cruise Day to increase approximately 20% versus 2019.

The Company reached another significant financial inflection point by generating positive Adjusted EBITDA of approximately $28 million for the third quarter of 2022. The Company continues to target positive Adjusted Free Cash Flow for the fourth quarter of 2022 and slightly positive Adjusted EBITDA for the second half of 2022. In addition, the Company continues to target exceeding historical record Net Yield and Adjusted EBITDA levels for full year 2023 and a return to Adjusted Net Income in 2023.

Booking Environment and Outlook

As expected, the Company’s current cumulative booked position for the fourth quarter of 2022 is below the comparable 2019 period but at higher prices even when including the dilutive impact of future cruise credits (“FCCs”). Dilution from value-add FCCs issued during the pandemic will not carry over into 2023 as the bonus portion of these FCCs expire at year-end 2022.

Booking trends for full year 2023 remain positive with cumulative booked position equal to record 2019 levels inclusive of the Company’s increase in capacity. Pricing is significantly higher than that of 2019 at a similar point in time for full year 2023. Net booking volumes continue to be at the pace needed to reach historical Load Factor levels in 2023.

As of September 30, 2022, the Company’s advance ticket sales balance, including the long-term portion, was $2.5 billion. This includes approximately $260 million of FCCs or approximately 10% of the total deposit balance. Approximately 60% of the FCC balance outstanding has been applied to future sailings. Gross advance ticket sales build was approximately $1.5 billion during the quarter, in line with the prior quarter.

Liquidity and Financial Recovery Plan

The Company continues to prioritize enhancing liquidity and financial flexibility in the current environment while seeking opportunities to optimize its balance sheet and reduce leverage. As of September 30, 2022, the Company’s total debt position was $13.9 billion and the Company’s liquidity was approximately $2.2 billion, consisting of cash and cash equivalents of $1.2 billion and a $1 billion undrawn commitment.

“We are on track to generate positive Adjusted Free Cash Flow in the fourth quarter as we continue to march towards our expected return to historical occupancy levels beginning in the second quarter of 2023,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “We are proactively working to further enhance our financial flexibility and liquidity, including the amendment and extension of our Operating Credit Facility which we expect to complete by year-end. We believe our ongoing cash generation, buoyed by our attractive newbuild growth pipeline, provides a path to meet our near-term liquidity needs and restore our balance sheet over time.”

Third Quarter 2022 Results

GAAP net loss was $(295.4) million or EPS of $(0.70) compared to net loss of $(845.9) million or EPS of $(2.29) in the prior year. The Company reported Adjusted Net Loss of $(268.3) million or Adjusted EPS of $(0.64) in 2022. This compares to Adjusted Net Loss and Adjusted EPS of $(801.4) million and $(2.17), respectively, in 2021.

Revenue increased to $1.6 billion compared to $153.1 million in 2021 due to the phased ramp up of cruise voyages.

Total cruise operating expense increased in 2022 compared to 2021, due to the continued resumption of voyages, which resulted in higher payroll, fuel, and direct variable costs of fully operating ships, compared to the prior year when only 8 ships were returned to service. Costs were also impacted by inflationary pressures and continued COVID-19 related costs, including testing.

Fuel price per metric ton, net of hedges, increased to $830 from $693 in 2021. The Company reported fuel expense of $186.9 million in the period.

Interest expense, net was $152.3 million in 2022 compared to $161.2 million in 2021. Interest expense decreased primarily as a result of lower interest expense in connection with recent refinancings and higher interest income, partially offset by higher debt balances and higher rates.

Other income (expense), net was income of $31.5 million in 2022 compared to $4.7 million in 2021. In 2022, the income primarily related to gains on foreign currency remeasurements.

Outlook

As a result of the COVID-19 pandemic, the effects of the Russia-Ukraine conflict and current macroeconomic conditions, while the Company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty, it will report a net loss for the fourth quarter of 2022. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP.

Fuel

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Fourth Quarter 2022	Full Year 2022
Fuel consumption in metric tons	240,000	870,000
Fuel price per metric ton, net of hedges[1]	$725	$780
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.02[2]

(1)   Fuel prices are based on forward curves as of 11/2/22
(2)   For the remaining quarter of 2022

As of September 30, 2022, the Company had hedged approximately 44% and 38% of its total projected metric tons of fuel consumption for the fourth quarter of 2022 and full year 2023, respectively. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”), Brent and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	Fourth Quarter 2022	2023
% of HFO Consumption Hedged[1]	37%	29%
Average USGC Price / Barrel	$48.36	N/A
Average Brent Price / Barrel	$77.82	$76.68
% of MGO Consumption Hedged	51%	48%
Average Gasoil Price / Barrel	$70.00	$84.42
Total % of Consumption Hedged	44%	38%

(1) Both USGC and Brent include derivatives representing accounting hedges as well as economic hedges.

Capital Expenditures

Non-newbuild capital expenditures for third quarter of 2022 were $80 million. Anticipated non-newbuild capital expenditures for full year 2022 are expected to be approximately $470 million including approximately $155 million in the fourth quarter.

Newbuild-related capital expenditures, net of export credit financing, are expected to be approximately $0.7 billion, $0.5 billion and $0.4 billion for the full years ending December 31, 2022, 2023 and 2024, respectively, reflecting adjusted ship delivery schedules for the third and fourth Prima Class vessels due to shipyard constraints. Net newbuild-related capital expenditures for the fourth quarter of 2022 are expected to be approximately $84 million.

Other Guidance

Occupancy is expected to be in the mid-to-high 80% range for the fourth quarter of 2022. Capacity Days are expected to be 5.1 million in the fourth quarter of 2022.

Total revenue is expected to be $1.4-1.5 billion in the fourth quarter of 2022. Total revenue per Passenger Cruise Day is forecast to increase approximately 20% versus the fourth quarter of 2019.

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day is expected to decrease by approximately 10% in second half of 2022 versus first half of 2022.

Interest Expense, net is expected to be approximately $170 million for the fourth quarter of 2022 and approximately $610 million for full year 2022, excluding losses on extinguishment of debt.

Depreciation and Amortization is expected to be approximately $195 million for the fourth quarter of 2022 and $740 million for full year 2022.

Adjusted EBITDA for the second half of 2022 is expected to be slightly positive.

The following reflects the foreign currency exchange rates the Company used in its fourth quarter 2022 guidance.

Q4 2022 Guidance
Euro	$0.98
British pound	$1.12
Australian Dollar	$0.64
Canadian Dollar	$0.72

Company Updates and Other Business Highlights:

Environmental, Social and Governance (“ESG”)

  Committed $100,000 to the American Red Cross to assist in Hurricane Ian relief efforts. Also announced the Company will match public donations up to an additional $100,000 to continue with emergency assistance.
  Hosted annual Norwegian’s Giving Joy awards ceremony aboard Norwegian Prima in October, during which the cruise line and Kelly Clarkson recognized 100 teachers with a free cruise and nearly $170,000 for the top three Grand Prize winners and their schools. Learn more here.
  As part of its commitment to pursue net zero greenhouse gas emissions by 2050, the Company successfully completed a test using a biofuel blend on Regent’s Seven Seas Splendor in October, supplied by its partner World Fuel Services. In addition, the Company announced the signing of a Memorandum of Understanding with MAN Energy Solutions to assess the feasibility of retrofitting a MAN engine to operate with dual-fuels, diesel and methanol.
  Norwegian Cruise Line announced partnership with Take 3 for the Sea in Australia to support the organizations work to reduce plastic pollution in Australian waterways and oceans. Learn more here.

Fleet and Brand Updates

  Norwegian Cruise Line officially welcomed its newest ship, Norwegian Prima, with a christening ceremony on August 27, 2022, making history as the first major cruise ship christened in Reykjavík, Iceland. Godmother to Norwegian Prima, Katy Perry, was in attendance for the ceremony and delivered a memorable performance aboard the ship. Learn more here.
  Norwegian Cruise Line eliminated COVID-19 testing, masking and vaccination requirements beginning October 4, 2022. Learn more here.
  Regent Seven Seas Cruises topped its own single-day booking record with the launch of its 2024-2025 Voyage Collection as sales commenced on August 24, 2022. This was the line’s eighth record-breaking launch since 2019 when it achieved its then largest World Cruise launch day. Learn more here.
  Regent Seven Seas Cruises won “Best Luxury Cruise Line” for second year in a row from the 2022 Travel Weekly Asia Readers’ Choice Awards.
  Oceania Cruises opened its 2025 world cruise and a series of seven new Grand Voyages ranging in length from 50 to 111 days for sale in September. Learn more here.

Other Highlights

  Held Investor Event in NYC aboard Norwegian Prima for investors and analysts. View presentation here.
  Announced partnership with Say Technologies to offer shareholder engagement platform to facilitate direct communication between retail and institutional investors with Company leadership. Learn more here.
  Announced appointment of Zillah Byng-Thorne to its Board of Directors as a new independent director, effective November 1, 2022. With Ms. Byng-Thorne’s appointment, the Board has expanded from seven to eight members, six of whom are independent, and 50% of director seats are held by women and/or under-represented minorities. Ms. Byng-Thorne will serve as a member of the Company’s Audit Committee and Compensation Committee. Learn more here.
  Donated undeveloped waterfront property in Juneau to Alaska Native-owned Huna Totem Corporation for new pier development and welcome center. Company will receive preferential berthing rights at the pier once development is complete, further strengthening its foothold in the premium Alaska market. Learn more here.

Conference Call

The Company has scheduled a conference call for Tuesday, November 8, 2022 at 10:00 a.m. Eastern Time to discuss third quarter 2022 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 29 ships with over 60,000 berths, these brands offer itineraries to approximately 500 destinations worldwide. The Company has eight additional ships scheduled for delivery through 2027, comprising over 20,000 berths.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Loss divided by the number of diluted weighted-average shares outstanding.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income. Net income, adjusted for non-cash compensation expense and any potential impacts associated with financing activities.

Adjusted Net Loss. Net loss adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted loss per share.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Operating Cash Flow. Net cash provided by (used in) operating activities.

Operating Credit Facility. Consists of the $875.0 million senior secured revolving credit facility and the senior secured term loan A facility having an outstanding principal amount of approximately $1.5 billion as of September 30, 2022.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Loss, Adjusted EPS, Free Cash Flow and Adjusted Free Cash Flow, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Adjusted Gross Margin and Net Yield to manage our business on a day-to-day basis and believe they are relevant measures of our revenue performance because they reflect revenue earned net of certain direct variable costs. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Loss and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net loss and EPS. We use Adjusted Net Loss and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation during normal operations. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Loss and Adjusted EPS may not be indicative of future adjustments or results.

Management believes Free Cash Flow and Adjusted Free Cash Flow provide investors with useful financial metrics to assess our ability to service and repay our debt and to pursue opportunities to enhance our growth after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow and Adjusted Free Cash Flow do not represent the residual cash flow available for discretionary expenditures as they exclude certain mandatory expenditures such as repayment of maturing debt. Management uses Free Cash Flow and Adjusted Free Cash Flow as measures to assess both business performance and overall liquidity.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our expectations regarding the impacts of the COVID-19 pandemic, Russia’s invasion of Ukraine and general macroeconomic conditions, our expectations regarding cruise voyage occupancy, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: the spread of epidemics, pandemics and viral outbreaks, including the COVID-19 pandemic, and their effect on the ability or desire of people to travel (including on cruises), which is expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with regulatory restrictions related to the pandemic; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, such as terrorist acts, armed conflict, such as Russia’s invasion of Ukraine, and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, including as a result of the impact of the COVID-19 pandemic, Russia’s invasion of Ukraine or otherwise, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; any further impairment of our trademarks, trade names or goodwill; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic, Russia’s invasion of Ukraine and the impact of general macroeconomic conditions. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Jessica John
(305) 468-2339 InvestorRelations@nclcorp.com

Norwegian Cruise Line Holdings Ltd.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenue
Passenger ticket	$1,105,908	$86,127	$2,242,255	$87,877
Onboard and other	509,602	66,954	1,082,376	72,672
Total revenue	1,615,510	153,081	3,324,631	160,549
Cruise operating expense
Commissions, transportation and other	352,798	32,338	696,946	47,935
Onboard and other	126,740	19,306	255,445	21,841
Payroll and related	287,390	154,440	790,697	323,225
Fuel	186,984	79,238	503,682	175,931
Food	76,810	16,672	177,483	27,314
Other	208,176	137,762	623,374	294,092
Total cruise operating expense	1,238,898	439,756	3,047,627	890,338
Other operating expense
Marketing, general and administrative	375,291	229,142	1,000,578	617,820
Depreciation and amortization	186,551	173,289	547,214	517,867
Total other operating expense	561,842	402,431	1,547,792	1,135,687
Operating loss	(185,230)	(689,106)	(1,270,788)	(1,865,476)
Non-operating income (expense)
Interest expense, net	(152,330)	(161,205)	(624,392)	(1,122,905)
Other income (expense), net	31,461	4,720	100,572	57,464
Total non-operating income (expense)	(120,869)	(156,485)	(523,820)	(1,065,441)
Net loss before income taxes	(306,099)	(845,591)	(1,794,608)	(2,930,917)
Income tax benefit (expense)	10,705	(294)	7,179	(2,949)
Net loss	$(295,394)	$(845,885)	$(1,787,429)	$(2,933,866)

Weighted-average shares outstanding
Basic	420,798,538	370,016,479	419,224,710	356,591,143
Diluted	420,798,538	370,016,479	419,224,710	356,591,143

Loss per share
Basic	$(0.70)	$(2.29)	$(4.26)	$(8.23)
Diluted	$(0.70)	$(2.29)	$(4.26)	$(8.23)

Norwegian Cruise Line Holdings Ltd.
Consolidated Statements of Comprehensive Loss
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Net loss	$(295,394)	$(845,885)	$(1,787,429)	$(2,933,866)
Other comprehensive loss:
Shipboard Retirement Plan	95	98	2,665	295
Cash flow hedges:
Net unrealized loss	(195,543)	(45,134)	(246,742)	(73,497)
Amount realized and reclassified into earnings	(31,762)	12,948	(75,339)	48,328
Total other comprehensive loss	(227,210)	(32,088)	(319,416)	(24,874)
Total comprehensive loss	$(522,604)	$(877,973)	$(2,106,845)	$(2,958,740)

Norwegian Cruise Line Holdings Ltd.
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$1,186,714	$1,506,647
Short-term investments	—	240,000
Accounts receivable, net	393,118	1,167,473
Inventories	155,880	118,205
Prepaid expenses and other assets	421,672	269,243
Total current assets	2,157,384	3,301,568
Property and equipment, net	14,511,649	13,528,806
Goodwill	98,134	98,134
Tradenames	500,525	500,525
Other long-term assets	1,683,237	1,300,804
Total assets	$18,950,929	$18,729,837
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$1,012,722	$876,890
Accounts payable	141,305	233,172
Accrued expenses and other liabilities	1,217,103	1,059,034
Advance ticket sales	2,291,624	1,561,336
Total current liabilities	4,662,754	3,730,432
Long-term debt	12,893,407	11,569,700
Other long-term liabilities	994,985	997,055
Total liabilities	18,551,146	16,297,187
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized: 421,393,338 shares issued and outstanding at September 30, 2022 and 416,891,915 shares issued and
outstanding at December 31, 2021	421	417
Additional paid-in capital	7,587,699	7,513,725
Accumulated other comprehensive income (loss)	(604,502)	(285,086)
Accumulated deficit	(6,583,835)	(4,796,406)
Total shareholders' equity	399,783	2,432,650
Total liabilities and shareholders' equity	$18,950,929	$18,729,837

Norwegian Cruise Line Holdings Ltd.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(1,787,429)	$(2,933,866)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	593,423	560,972
Gain on derivatives	(151)	(23,560)
Loss on extinguishment of debt	188,433	601,539
Provision for bad debts and inventory obsolescence	5,438	14,118
Gain on involuntary conversion of assets	(1,880)	(7,706)
Share-based compensation expense	88,923	88,974
Net foreign currency adjustments on euro-denominated debt	(17,672)	(7,238)
Changes in operating assets and liabilities:
Accounts receivable, net	765,692	(979,890)
Inventories	(38,388)	(26,676)
Prepaid expenses and other assets	(555,561)	(65,771)
Accounts payable	(97,802)	15,014
Accrued expenses and other liabilities	116,947	142,144
Advance ticket sales	713,447	469,595
Net cash used in operating activities	(26,580)	(2,152,351)
Cash flows from investing activities
Additions to property and equipment, net	(1,628,442)	(539,530)
Purchases of short-term investments	—	(770,000)
Proceeds from maturities of short-term investments	240,000	205,000
Cash paid on settlement of derivatives	(214,035)	(14,465)
Other	10,991	11,024
Net cash used in investing activities	(1,591,486)	(1,107,971)
Cash flows from financing activities
Repayments of long-term debt	(1,465,439)	(889,206)
Proceeds from long-term debt	3,003,003	1,345,041
Common share issuance proceeds, net	—	1,558,396
Proceeds from employee related plans	5,267	3,141
Net share settlement of restricted share units	(20,212)	(16,672)
Early redemption premium	(172,012)	(611,164)
Deferred financing fees and other	(52,474)	(59,880)
Net cash provided by financing activities	1,298,133	1,329,656
Net decrease in cash and cash equivalents	(319,933)	(1,930,666)
Cash and cash equivalents at beginning of the period	1,506,647	3,300,482
Cash and cash equivalents at end of the period	$1,186,714	$1,369,816

Norwegian Cruise Line Holdings Ltd.
Non-GAAP Reconciling Information
(Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Passengers carried	526,838	57,931	1,111,931	57,931
Passenger Cruise Days	3,982,559	402,656	8,411,308	402,656
Capacity Days (1)	4,887,415	701,350	12,505,203	701,350
Occupancy Percentage	81.5%	57.4%	67.3%	57.4%

(1) Excludes certain capacity on Pride of America which is temporarily unavailable.

Norwegian Cruise Line Holdings Ltd.
Non-GAAP Reconciling Information
(Unaudited)

Adjusted Gross Margin was calculated as follows (in thousands):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2022			2022
		Constant			Constant
	2022	Currency	2021	2022	Currency	2021

Total revenue	$1,615,510	$1,634,452	$153,081	$3,324,631	$3,351,727	$160,549
Less:
Total cruise operating expense	1,238,898	1,252,792	439,756	3,047,627	3,070,239	890,338
Ship depreciation	174,393	174,393	159,116	511,785	511,785	482,273
Gross margin	202,219	207,267	(445,791)	(234,781)	(230,297)	(1,212,062)
Ship depreciation	174,393	174,393	159,116	511,785	511,785	482,273
Payroll and related	287,390	287,576	154,440	790,697	791,008	323,225
Fuel	186,984	187,064	79,238	503,682	503,787	175,931
Food	76,810	78,477	16,672	177,483	179,549	27,314
Other	208,176	214,931	137,762	623,374	635,919	294,092
Adjusted Gross Margin	1,135,972	1,149,708	101,437	2,372,240	2,391,751	90,773

Norwegian Cruise Line Holdings Ltd.
Non-GAAP Reconciling Information
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2022			2022
		Constant			Constant
	2022	Currency	2021	2022	Currency	2021
Total cruise operating expense	$1,238,898	1,252,792	$439,756	$3,047,627	$3,070,239	$890,338
Marketing, general and
administrative expense	375,291	379,003	229,142	1,000,578	1,008,328	617,820
Gross Cruise Cost	1,614,189	1,631,795	668,898	4,048,205	4,078,567	1,508,158
Less:
Commissions, transportation
and other expense	352,798	358,004	32,338	696,946	704,531	47,935
Onboard and other expense	126,740	126,740	19,306	255,445	255,445	21,841
Net Cruise Cost	1,134,651	1,147,051	617,254	3,095,814	3,118,591	1,438,382
Less: Fuel expense	186,984	187,064	79,238	503,682	503,787	175,931
Net Cruise Cost Excluding Fuel	947,667	959,987	538,016	2,592,132	2,614,804	1,262,451
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	700	700	904	2,098	2,098	2,714
Non-cash share-based compensation (2)	26,083	26,083	39,922	88,923	88,923	88,974
Adjusted Net Cruise Cost Excluding Fuel	$920,884	$933,204	$497,190	$2,501,111	$2,523,783	$1,170,763
(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.

(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

Norwegian Cruise Line Holdings Ltd.
Non-GAAP Reconciling Information
(Unaudited)

Adjusted Net Loss and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Net loss	$(295,394)	$(845,885)	$(1,787,429)	$(2,933,866)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,012	1,002	3,036	3,009
Non-cash share-based compensation (2)	26,083	39,922	88,923	88,974
Extinguishment and modification of debt (3)	—	3,562	188,433	657,226
Adjusted Net Loss	$(268,299)	$(801,399)	$(1,507,037)	$(2,184,657)
Diluted weighted-average shares outstanding - Net loss and Adjusted Net Loss	420,798,538	370,016,479	419,224,710	356,591,143
Diluted loss per share	$(0.70)	$(2.29)	$(4.26)	$(8.23)
Adjusted EPS	$(0.64)	$(2.17)	$(3.59)	$(6.13)

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishment of debt and modification of debt are included in interest expense, net.

Norwegian Cruise Line Holdings Ltd.
Non-GAAP Reconciling Information
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Net loss	$(295,394)	$(845,885)	$(1,787,429)	$(2,933,866)
Interest expense, net	152,330	161,205	624,392	1,122,905
Income tax (benefit) expense	(10,705)	294	(7,179)	2,949
Depreciation and amortization expense	186,551	173,289	547,214	517,867
EBITDA	32,782	(511,097)	(623,002)	(1,290,145)

Other (income) expense, net (1)	(31,461)	(4,720)	(100,572)	(57,464)
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	700	904	2,098	2,714
Non-cash share-based compensation (3)	26,083	39,922	88,923	88,974
Adjusted EBITDA	$28,104	$(474,991)	$(632,553)	$(1,255,921)

(1) In 2022, primarily consists of gains and losses, net for foreign currency remeasurements. In 2021, primarily consists of gains and losses, net for fuel swaps not designated as hedges and foreign currency remeasurements.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

_______________________________
1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook” below for additional information about Adjusted Net Loss, Adjusted EPS, Adjusted EBITDA, Adjusted Free Cash Flow and Net Yield.